EXHIBIT 5.1



                     [Squire, Sanders & Dempsey Letterhead]

                               September 29, 1997


AmeriLink Corporation
1900 East Dublin-Granville Road
Columbus, Ohio 43229

         Re: Common Shares, Without Par Value

Gentlemen:

     We have acted as counsel to AmeriLink Corporation (the "Company") in connection with the Registration Statement on Form S-2 to be filed by the Company with the Securities and Exchange Commission ("SEC") on September 29, 1997 (the "Registration Statement"). The Registration Statement relates to the public offering of not more than 1,150,000 Common Shares, without par value, of Company (the "Shares") which are being offered by the Company and certain selling shareholders. The Shares will be sold to the underwriters to be identified in the final prospectus filed with the SEC pursuant to Rule 430A and Rule 424(b) under the Securities Act of 1933.

     In connection with the transactions described herein, we have examined such corporate records and other documents and certificates of public officials as we have deemed necessary in order for us to render the opinion set forth below.

     Based upon the foregoing, it is our opinion that the Shares, when delivered to the underwriters against payment therefor pursuant to the underwriting agreement described in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,


                                             Squire, Sanders & Dempsey L.L.P.